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                                   EXHIBIT 99



FOR IMMEDIATE RELEASE
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CONTACT FOR AAMES FINANCIAL CORP.:                   CONTACT FOR CAPITAL Z:
David Sklar                                          Tracey T. Stearns
Aames Financial Corporation                          Kekst and Company
(323) 210-5311                                       (212) 521-4800

Jeffrey Lloyd/Steve Hawkins
Sitrick And Company
(310) 788-2850


        Aames Amends and Extends Expiration Time of Consent Solicitation

         LOS ANGELES, CALIFORNIA, FEBRUARY 2, 1999 -- AAMES FINANCIAL CORPORATION (NYSE: AAM) announced today that the holders of a majority of its 9.125% Senior Notes due 2003 (the "Notes") have delivered consents to a waiver of the change of control provisions in the Notes indenture as solicited by Aames. Aames further announced that it has amended its solicitation of consents and has extended the Expiration Time of the consent solicitation to 5:00 p.m., New York City time, on February 9, 1999.

         Aames commenced its consent solicitation on January 11, 1999 in connection with the proposed equity investment in Aames of up to $100 million by Capital Z Financial Services Fund II, L.P. and certain other purchasers pursuant to Aames' agreement with Capital Z announced earlier.

         In the consent solicitation, Aames is seeking the waiver of the applicability of the change of control provisions in the Notes indenture with respect to the change of control resulting from the issuance of preferred stock under the agreement with Capital Z. As amended and extended, Aames is also seeking a waiver of the requirement that its consolidated net worth for purposes of the consolidated leverage ratio test in the Notes indenture be based on Aames' balance sheet for its most recent fiscal quarter. If obtained, the net worth definition waiver will allow for immediate recognition of the initial $75 million investment under the agreement as an addition to Aames' consolidated net worth as of December 31, 1998. This would permit Aames to potentially borrow additional working capital following the initial $75 million investment as if the equity investment had been made on December 31, 1998.

         Unless revoked prior to the Expiration Date, holders of Notes who have previously delivered consents to the change of control waiver will be deemed to have consented to the net worth definition waiver.

         Donaldson, Lufkin & Jenrette is acting as the Solicitation Agent for the solicitation. Any requests for assistance in obtaining, completing and delivering consent solicitation materials, and any questions concerning the terms of the consent solicitation, may be directed to Donaldson, Lufkin & Jenrette, Attention: Eddy Kup, at (310) 282-7492.

         This press release does not constitute a solicitation in any jurisdiction in which, or of any person for whom, it is unlawful to make such a solicitation.

         Aames Financial Corporation is a leading home equity lender, and currently operates 95 Aames Home Loan offices serving 33 states, including the District of Columbia. Its wholly-owned subsidiary, One Stop Mortgage, Inc. currently operates 41 broker offices serving 46 states, including the District of Columbia, and 17 Retail Direct offices serving 11 states.


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         From time to time Aames Financial Corporation may publish
forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarter ended September 30, 1998.

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